Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
NEUROLOGIX, INC.

Neurologix, Inc., a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The Corporation’s Restated Certificate of Incorporation is hereby amended by amending Section 4.1 thereof to read in its entirety as follows:

“4.1. NUMBER OF SHARES. The total number of shares of stock that the Corporation shall have authority to issue is: seven hundred fifty five million (755,000,000), seven hundred fifty million (750,000,000) of which shall be shares of Common Stock of par value of one-tenth of one cent ($0.001) each and five million (5,000,000) of which shall be shares of Preferred Stock of par value of ten cents ($0.10) each.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the requisite number of stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Neurologix, Inc. has caused this Certificate of Amendment to be duly executed by Marc L. Panoff, its Chief Financial Officer, Treasurer and Secretary, this 14th day of October, 2011.

NEUROLOGIX, INC.

By:	/s/ Marc L. Panoff
Name: Marc L. Panoff
Title: Chief Financial Officer, Treasurer and Secretary